Exhibit 99.1

2007-13

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON SECOND QUARTER EARNINGS PER SHARE $1.08 VS $0.64 LAST YEAR

•	Earnings per share total $1.08, up 69 percent from prior year
•	Orders exceed $1.3 billion, backlog reaches another new record
•	2007 full-year earnings expectations raised

HOUSTON (July 31, 2007) -- Cameron (NYSE: CAM) reported net income of $123.2 million, or $1.08 per diluted share, for the quarter ended June 30, 2007, compared with net income of $76.0 million, or $0.64 per diluted share, for the second quarter of 2006. The 2007 results include a gain of $0.06 per diluted share related to the favorable resolution of certain tax matters, and the second quarter 2006 results included a net after-tax gain on unusual items of approximately $0.6 million, or $0.01 per diluted share.
Total revenues were $1,139.0 million for the quarter, up more than 32 percent from 2006’s $857.8 million, and income before income taxes was $176.8 million, up 51 percent from the $116.9 million of a year ago. Cameron Chairman and Chief Executive Officer Sheldon R. Erikson said that the results reflect continued solid performance from the Valves & Measurement (V&M) group, significant improvement in profitability from the Compression Systems
(CS) division and gains in revenues and earnings in the Drilling & Production Systems (DPS) group.
Subsea, offshore separation equipment, engineered valves orders drive backlog to record level
Total orders for the second quarter of 2007 were $1.31 billion, up four percent from year-ago levels, and five percent sequentially. Erikson noted that orders for each of the Company’s operating units increased over the prior year, and that the DPS group’s orders were up more than 13 percent sequentially. “Subsea orders were the highest since the second quarter of 2005; we also recorded the strongest level of bookings for separation equipment in our history, as offshore operators continued to place orders related to their subsea developments,” Erikson said. “In addition, we saw another solid quarter with respect to orders for V&M’s engineered valves, also driven by offshore development applications. As we had anticipated, the relative decline in orders for new drilling equipment was offset by increases in other product lines.” He noted that year-to-date orders totaled approximately $2.56 billion, down modestly from the $2.59 billion of the first half of 2006, and that at June 30, 2007, total backlog was a record $3.98 billion, up from the prior quarter’s record of $3.77 billion and the June 30, 2006 level of $3.10 billion.
Capital spending program continues; new subsea facility nearly complete, surface expansion approved
Erikson said that the Company’s year-to-date cash flow from operations was approximately $54 million, compared with approximately $112 million in the first half of 2006. “During the first half of 2007, we have invested heavily in working capital, primarily inventories, in support of the overall strong market conditions,” he said.
Erikson also noted that Cameron spent approximately $108 million in capital expenditures in the first half, with most of that directed toward the Company’s efforts to upgrade machine tools and reconfigure manufacturing processes in selected locations in order to further improve efficiency and capacity. The DPS group’s new subsea manufacturing facility in Malaysia will begin production in mid-August. “This new facility adds to our subsea tree manufacturing capabilities, and frees up capacity in our nearby Singapore facility for the production of surface equipment,” he said.
Erikson also said that Cameron’s board has approved a $63 million expenditure for a new manufacturing facility in Romania. The new facility, which should begin production in late 2008, will add to the DPS group’s ability to produce high-specification wellheads and trees for the surface equipment markets, particularly in Europe, Africa, Russia and the Mediterranean and Caspian Seas. “The combination of current product demand, new projects now under way and customers’ plans for new developments in these regions over the next several years make this a prudent investment at this time,” Erikson said. “Our existing operations in Romania provide equipment for conventional production installations; the new facility will incorporate state-of-the-art technology and machine tools to provide high-end product for a broader, more challenging range of applications.”
Debt-to-cap ratio remains low, balance sheet provides financial flexibility
        At June 30, 2007, Cameron’s total debt, net of cash and short-term investments, was $287.4 million, up from $113.1 million at March 31, 2007, and the Company’s net debt-to-capitalization ratio was approximately 14.0 percent.
Erikson also noted that the Company repurchased 1,862,400 shares of its common stock during the quarter at an average price of $67.89 per share, and has spent more than $277 million on share buybacks in the first half of 2007. Erikson said that Cameron expects to have ample cash available for possible acquisitions or additional repurchases of common stock.
Pension plan changes to result in non-cash charges
As a result of Cameron’s recent decision to terminate its U.S. defined benefit pension plans and distribute the assets to the participants, the Company will record non-cash, pre-tax charges totaling approximately $85 million between the fourth quarter of 2007 and the first quarter of 2009. The majority of the charge is expected to be recorded during the fourth quarter of 2007, but cannot be estimated with certainty at this time. “The timing of the charges will depend on when assets are distributed from the plans,” Erikson said. “During the fourth quarter of this year, participants who are no longer employees may elect to withdraw their balances; current employees will receive their balances once the necessary governmental approvals are received, which we anticipate will be in late 2008 or early 2009. The remaining charges will be recognized at that time.” Erikson also said that this process will require an additional $10 million to $15 million to be funded to the plans in the latter part of 2008 or early 2009.
Full-year earnings expectations increased
Erikson said that Cameron’s third quarter earnings are expected to be in the range of approximately $1.05 to $1.10 per share, and that full-year earnings, excluding any non-cash charges related to the pension plan termination, are expected to be approximately $4.10 to $4.20 per share, compared with the Company’s previous guidance of $3.85 to $4.00 per share for the year.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future earnings of the Company (including third quarter and full year 2007 earnings per share estimates), as well as expectations regarding the impact of the Company’s decision to terminate its U.S. pension plan, future cash flows and use of funds for capital spending, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels based on these expectations.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Results of Operations
($ and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Drilling & Production Systems	$682.9	$475.7	$1,296.6	$910.9
Valves & Measurement	315.5	271.5	611.4	570.5
Compression Systems	140.6	110.6	228.1	206.0
Total revenues	1,139.0	857.8	2,136.1	1,687.4

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	792.2	582.9	1,486.1	1,167.9
Selling and administrative expenses	143.2	124.6	269.3	250.3
Depreciation and amortization	27.1	24.6	53.0	47.2
Interest income	(6.3)	(4.6)	(17.3)	(7.8)
Interest expense	6.0	4.3	12.8	7.6
Acquisition integration costs	--	9.1	--	19.1
Total costs and expenses	962.2	740.9	1,803.9	1,484.3

Income before income taxes	176.8	116.9	332.2	203.1
Income tax provision	(53.6)	(40.9)	(108.0)	(71.1)
Net income	$123.2	$76.0	$224.2	$132.0

Earnings per common share:
Basic	$1.13	$0.67	$2.03	$1.15
Diluted	$1.08	$0.64	$1.95	$1.11

Shares used in computing earnings per common share:
Basic	109.4	114.2	110.2	115.1
Diluted	114.4	117.8	114.8	118.5

EBITDA:
Drilling & Production Systems	$123.1	$101.0	$239.7	$189.4
Valves & Measurement [1]	72.6	38.1	141.7	71.4
Compression Systems	26.3	16.0	36.9	29.0
Corporate and other	(18.4)	(13.9)	(37.6)	(39.7)
Total	$203.6	$141.2	$380.7	$250.1

[1]	Includes acquisition integration costs of $9.0 million (second quarter 2006) and $19.0 million (first half 2006).

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Cash and cash equivalents	$467.4	$1,033.5
Receivables, net	765.9	696.1
Inventories, net	1,309.3	1,009.4
Other	166.6	168.6
Total current assets	2,709.2	2,907.6

Plant and equipment, net	718.5	648.8
Goodwill	643.7	595.3
Other assets	226.8	199.0
Total Assets	$4,298.2	$4,350.7

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$7.8	$207.3
Accounts payable and accrued liabilities	1,513.8	1,364.7
Accrued income taxes	29.7	56.2
Total current liabilities	1,551.3	1,628.2

Long-term debt	747.0	745.4
Postretirement benefits other than pensions	20.3	20.8
Deferred income taxes	83.5	90.2
Other long-term liabilities	126.1	124.7
Total liabilities	2,528.2	2,609.3

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 116,170,863 shares issued at June 30, 2007 and December 31, 2006	1.2	1.2
Capital in excess of par value	1,141.0	1,140.8
Retained earnings	980.2	760.9
Accumulated other elements of comprehensive income	55.2	16.3
Less: Treasury stock, 7,485,852 shares at June 30, 2007 (3,881,236 shares at December 31, 2006)	(407.6)	(177.8)
Total stockholders’ equity	1,770.0	1,741.4

Total Liabilities and Stockholders’ Equity	$4,298.2	$4,350.7

Cameron
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$123.2	$76.0	$224.2	$132.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.0	19.6	39.4	37.4
Amortization	7.1	5.0	13.6	9.8
Non-cash stock compensation expense	7.7	4.6	14.2	11.4
Non-cash write-off of assets associated with acquisition integration efforts	--	4.3	--	10.8
Tax benefit of employee benefit plan transactions, deferred income taxes and other	(7.9)	24.8	11.8	33.7
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(61.8)	(20.7)	(51.0)	(47.5)
Inventories	(124.4)	(95.2)	(271.5)	(204.8)
Accounts payable and accrued liabilities	81.2	117.9	113.9	174.8
Other assets and liabilities, net	(27.6)	(28.2)	(40.3)	(45.9)
Net cash provided by operating activities	17.5	108.1	54.3	111.7

Cash flows from investing activities:
Capital expenditures	(55.0)	(43.6)	(108.0)	(73.6)
Acquisitions, net of cash acquired	(31.7)	--	(75.7)	(34.7)
Proceeds from sale of plant and equipment and other	2.0	1.5	3.6	3.2
Net cash used for investing activities	(84.7)	(42.1)	(180.1)	(105.1)

Cash flows from financing activities:
Loan repayments, net	(207.2)	(0.2)	(199.1)	(0.2)
Issuance of convertible debt	--	500.0	--	500.0
Debt issuance costs	--	(8.2)	--	(8.2)
Purchase of treasury stock	(126.5)	(208.0)	(277.4)	(237.7)
Proceeds from stock option exercises	13.1	21.6	22.3	33.2
Excess tax benefits from stock compensation plans	6.6	--	11.6	--
Principal payments on capital leases	(1.6)	(0.9)	(2.6)	(2.3)
Net cash (used for) provided by financing activities	(315.6)	304.3	(445.2)	284.8

Effect of translation on cash	1.3	7.5	4.9	9.9

(Decrease) increase in cash and cash equivalents	(381.5)	377.8	(566.1)	301.3

Cash and cash equivalents, beginning of period	848.9	285.5	1,033.5	362.0

Cash and cash equivalents, end of period	$467.4	$663.3	$467.4	$663.3

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Drilling & Production Systems	$828.6	$807.5	$1,558.1	$1,654.3
Valves & Measurement	345.6	315.5	700.3	675.9
Compression Systems	139.9	136.7	307.0	264.7
Total	$1,314.1	$1,259.7	$2,565.4	$2,594.9

Backlog

	June 30, 2007	December 31, 2006	June 30, 2006

Drilling & Production Systems	$2,938.9	$2,661.3	$2,251.5
Valves & Measurement	718.3	620.8	611.5
Compression Systems	323.2	248.9	240.7
Total	$3,980.4	$3,531.0	$3,103.7

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended June 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$109.4	$65.1	$23.0	$(20.7)	$176.8
Depreciation & amortization	13.7	7.5	3.3	2.6	27.1
Interest income	--	--	--	(6.3)	(6.3)
Interest expense	--	--	--	6.0	6.0

EBITDA	$123.1	$72.6	$26.3	$(18.4)	$203.6

	Three Months Ended June 30, 2006
	Drilling & Production Systems	Valves & Measurement		Compression Systems	Corporate	Total

Income (loss) before income taxes	$89.1	$29.5	[1]	$12.8	$(14.5)	$116.9
Depreciation & amortization	11.9	8.6		3.2	0.9	24.6
Interest income	--	--		--	(4.6)	(4.6)
Interest expense	--	--		--	4.3	4.3

EBITDA	$101.0	$38.1		$16.0	$(13.9)	$141.2

[1]	Includes acquisition costs of $9.0 million.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Six Months Ended June 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$212.7	$126.9	$30.3	$(37.7)	$332.2
Depreciation & amortization	27.0	14.8	6.6	4.6	53.0
Interest income	--	--	--	(17.3)	(17.3)
Interest expense	--	--	--	12.8	12.8

EBITDA	$239.7	$141.7	$36.9	$(37.6)	$380.7

	Six Months Ended June 30, 2006
	Drilling & Production Systems	Valves & Measurement		Compression Systems	Corporate	Total

Income (loss) before income taxes	$166.3	$55.3	[1]	$22.5	$(41.0)	$203.1
Depreciation & amortization	23.1	16.1		6.5	1.5	47.2
Interest income	--	--		--	(7.8)	(7.8)
Interest expense	--	--		--	7.6	7.6

EBITDA	$189.4	$71.4		$29.0	$(39.7)	$250.1

[1]	Includes acquisition costs of $19.0 million.